Exhibit 10.5

Evine Live Inc.	May 2, 2019
6740 Shady Oak Road
Eden Prairie, MN 55344-3433

Re:	Merchandise Letter Agreement

Gentlepersons:

On behalf of Sterling Time, LLC, a New York limited liability company, Sterling Time, LLC has read and is familiar with the terms and provisions of that certain Vendor Agreement with you concerning the merchandising of products bearing brands and trademarks of Invicta Watch Company of America, Inc., a Florida corporation (“IWCA”), and that certain Vendor Exclusivity Agreement with you concerning exclusivity regarding the merchandising of products bearing IWCA’s brands and trademarks.

Sterling Time, LLC will commit to purchase watches and watch accessories bearing IWCA’s trademarks and other products from IWCA in an amount no less than $25 million (at wholesale cost) for offer to you for the fall season of 2019.

The terms of this Letter Agreement, shall constitute confidential information of Company and will be held in strict confidence, except that either party may disclose the terms of this Letter Agreement (i) to its attorneys and tax advisors, (ii) for the purpose of enforcing the terms of this Letter Agreement, or (iii) in legally required filings with the U.S. Securities and Exchange Commission and related press releases and investor communications. This Letter Agreement will be governed by the laws of the State of Minnesota, regardless of any conflict of laws principles, and the federal and state courts in Hennepin County, Minnesota shall have exclusive jurisdiction and venue over any disputes arising from or relating to this Letter Agreement.

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Merchandise Letter Agreement	Page 1

Very truly yours,

STERLING TIME, LLC

/s/ /Michael Freidman
Name:	Michael Friedman
Title:	President

Agreed as of the date first set forth above:

EVINE LIVE INC.

/s/ Andrea M. Fike
Andrea Fike
EVP, General Counsel

Merchandise Letter Agreement	Signature Page